NET LEASE AGREEMENT

     THIS LEASE, made and entered into effective as of the 31st day of July, 1997, by and between AEI INCOME & GROWTH
FUND XXI LIMITED PARTNERSHIP ("Lessor"or"Lessor Fund XXI"), a Minnesota limited partnership whose corporate general partner is AEI Fund Management XXI, Inc., a Minnesota corporation, AEI INSTITUTIONAL NET LEASE FUND '93 LIMITED
PARTNERSHIP ("Lessor"or "Lessor Fund 93"), a Minnesota limited partnership, whose corporate general partner is AEI
Fund Management XVIII, Inc., both of whose principal business address is 1300 Minnesota World Trade Center, 30
East Seventh Street, St. Paul, Minnesota 55101, and Caribou
Coffee Company, Inc., a Minnesota corporation ("Lessee"), whose principal business address is Attention: Real Estate
Department, 615 North Third Street, Minneapolis, Minnesota,
55401;

                           WITNESSETH:

     WHEREAS, Lessor is the fee owner of a certain parcel of real property and improvements located at East Boulevard, Charlotte, North Carolina, and legally described in Exhibit "A", which is attached hereto and incorporated herein by reference; and

     WHEREAS, Lessee constructed the building and improvements (together the "Building") on the real property described in Exhibit "A", which Building is described in the plans and specifications heretofore submitted to Lessor; and

     WHEREAS, Lessee desires to lease said real property and Building (said real property and Building hereinafter referred to as the "Leased Premises"), from Lessor upon the terms and conditions hereinafter provided;

     NOW, THEREFORE, in consideration of the Rents, terms, covenants, conditions, and agreements hereinafter described to be paid, kept, and performed by Lessee, Lessor does hereby grant, demise, lease, and let unto Lessee, and Lessee does hereby take and hire from Lessor and does hereby covenant, promise, and agree as follows:

ARTICLE 1.     LEASED PREMISES

     Lessor hereby leases to Lessee, and Lessee leases and takes from Lessor, the Leased Premises subject to the conditions of this Lease.

ARTICLE 2.     TERM

     (A)  The term of this Lease ("Term") shall be Eighteen
(18) consecutive "Lease Years", as hereinafter defined,
commencing on July           , 1997 ("Occupancy Date").

     (B) The first "Lease Year" of the Term shall be for a period of twelve (l2) consecutive calendar months from the Occupancy Date. If the Occupancy Date shall be other than the first day of a calendar month, the first "Lease Year" shall be the period from the Occupancy Date to the end of the calendar month of the Occupancy Date, plus the following twelve (l2) calendar months. Each Lease Year after the first Lease Year shall be a successive period of twelve
(l2) calendar months.

     (C) The parties agree that once the Occupancy Date has been established, upon the request of either party, a short form or memorandum of this Lease will be executed for recording purposes. That short form or memorandum of this Lease will set forth the actual occupancy and termination dates of the Term and optional Renewal Terms, as defined in
Article 28 hereof, and the existence of any Option to Purchase, and that said Option shall terminate when the Lessee shall lose right to possession or this Lease is terminated, whichever occurs first, and that recordation of a Court Order confirming Lessee's loss of the right of possession shall be conclusive evidence of the removal of this Lease from the chain of title.

ARTICLE 3.  CONSTRUCTION OF IMPROVEMENTS

     (A) Lessee warrants and agrees that to its actual knowledge after commercially reasonable due inquiry (in any context in this Lease, the term "actual knowledge" shall mean that Lessee either actually knows or should have known after conducting commercially reasonable due inquiry), the Building has been constructed on the Leased Premises, and all other improvements to the land, including the parking lot, approaches, and service areas, have been constructed in all material respects by Lessee substantially in accordance with the plot, plans, and specifications heretofore submitted to Lessor.

     (B) Lessee warrants that to its actual knowledge after commercially reasonable due inquiry, the Building and all other improvements to the land do comply with the laws, ordinances, rules, and regulations of all state and local governments.

     (C) Subject to Lessee's right to contest the same under Article 21 hereof, Lessee agrees to pay, if not already paid in full, for all architectural fees and actual construction costs relating to the Building and other related improvements on the Leased Premises, in the past, present or future, which shall include, but not be limited to, plans and specifications, general construction, carpentry, electrical, plumbing, heating, ventilating, air conditioning, decorating, equipment installation, outside lighting, curbing, landscaping, blacktopping, electrical sign hookup, conduit and wiring from building, fencing, and parking curbs, builder's risk insurance (naming Lessor, Lessee, and contractor as co-insured), and all construction bonds for improvements made by or at the direction of Lessee.

     (D) Opening for business in the Leased Premises by Lessee shall constitute an acceptance of the Leased Premises and an acknowledgment by Lessee that the premises are in the condition described under this Lease.

ARTICLE 4.  RENT PAYMENTS

     (A) Annual Base Rent Payable for the first and second Lease Years: Lessee shall pay to Lessor an annual Base Rent to Fund XXI of $146,438.15, which amount shall be payable in advance on the first day of each month in equal monthly installments of $12,203.18 and an annual Base Rent to Fund 93 of $10,853.10, which amount shall be payable in advance on the first day of each month in equal monthly installments of $904.42. If the first day of the Lease Term is not the first day of a calendar month, then the monthly Rent payable for that partial month shall be a prorated portion of the equal monthly installment of Base Rent.

     (B)  Annual Base Rent Payable beginning in the third
Lease Year and every Lease Year thereafter:

          1. In the third and each Lease Year thereafter, the annual Base Rent due and payable shall increase by an amount equal to the lesser of: a) Two and One-Half Percent
(2.5%) of the Base Rent payable for the immediately prior
Lease Year, or b) The "CPI-U Percentage Increase" of the
Base Rent payable for the prior Lease Year.

               "CPI-U" shall mean the Consumer Price Index for All Urban Consumers, (all items), published by the United States Department of Labor, Bureau of Labor
Statistics (BLS) (1982-84 equal 100), U.S. Cities Average, or, in the event said index ceases to be published, by any successor index recommended as a substitute therefor by the United States Government or a comparable, nonpartisan substitute reasonably designated by Lessor. If the BLS changes the base reference period for the Price Index from 198-84=100, the CPI-U Percentage Increase shall be determined with the use of such conversion formula or table as may be published by the BLS.

               The term "CPI-U Percentage Increase" shall mean One and One-Half of the percentage increase in the CPI-U determined by reference to the increase, if any, in the latest monthly CPI-U issued prior to the first day of the Lease Year for which Base Rent is being increased, over the CPI-U issued for the same month in the prior year. Said month's CPI-U shall be used even though that CPI-U will not be for the month in which the renewal term commences. In no event shall the CPI-U Percentage Increase be less than zero.

     Such increased Base Rent shall be payable in each subsequent Lease Year until the next such increase, if any, in advance of the first day of each month in equal monthly installments.

     (C)  Interest on Overdue Payments.

     Lessee shall pay interest on all overdue payments of Rent or other monetary amounts due hereunder at the rate of fifteen percent (15%) per annum or the highest rate allowed by law, whichever is less, accruing from the date such Rent or other monetary amounts were properly due and payable, regardless of the cure period afforded Lessee herein. Provided, however, such interest shall not be assessed on the first such overdue payment of Rent or other monetary amounts due hereunder in any Lease Year until after the expiration of any applicable cure period.

ARTICLE 5. INSURANCE AND INDEMNITY

     (A) Lessee shall, throughout the Term or Renewal Terms, if any, of this Lease, at its own cost and expense, procure and maintain insurance which covers the Leased Premises and improvements against fire, wind, and storm damage (including flood insurance if the Leased Premises is in a federally designated flood prone area or an area exposed to flood or storm surge) and such other risks (including earthquake insurance, if the Leased Premises is located in a federally designated earthquake zone or in an ISO high risk earthquake zone) as may be included in the broadest form of special form, all risk, extended coverage insurance as may, from time to time, be available in amounts sufficient to prevent Lessor or Lessee from becoming a co-insurer within the terms of the applicable policies. In any event, the insurance shall not be less than one hundred percent (100%) of the insurable value, or if greater, the replacement cost, with such commercially reasonable deductibles as Lessor may reasonably require from time to time.
Additionally, replacement cost endorsements, vandalism endorsement, malicious mischief endorsement, waiver of subrogation endorsement, waiver of co-insurance or agreed amount endorsement (if available), and Building Ordinance Compliance endorsement and Rent loss endorsements (for a period of 12 months) must be obtained.

     (B) Lessee agrees to place and maintain throughout the Term or Renewal Terms, if any, of this Lease, at Lessee's own expense, public liability insurance with respect to Lessee's use and occupancy of said premises, including broad form contractual liability and, if liquor is sold on the Leased Premises, "Dram Shop" or liquor liability insurance, if the same shall be or become available in the State of North Carolina, with initial limits of at least $2,000,000 per occurrence/$5,000,000 general aggregate (inclusive of umbrella coverage), or such additional amounts as Lessor shall reasonably require from time to time.

     (C) Lessee agrees to notify Lessor in writing if Lessee is unable to procure all or some part of the aforesaid insurance. In the event Lessee fails to provide all insurance required under this Lease, Lessor shall have the right, but not the obligation, to procure such insurance on Lessee's behalf, following five (5) business days written notice to Lessee of Lessor's intent to do so (unless insurance then in place would during such period, or already has, lapsed, in which case no notice need be given) and Lessee may obtain such insurance during said five day period and not then be in default hereunder. If Lessor shall obtain such insurance, Lessee will then, within five (5) business days from receiving written notice, pay Lessor the amount of the premiums due or paid, together with interest thereon at the lesser of 15% per annum or the highest rate allowable by law, which amount shall be considered Rent payable by Lessee in addition to the Rent defined at Article 4 hereof.

     (D) All policies of insurance provided for or contemplated by this Article can be under Lessee's blanket insurance coverage and shall name Lessor, AEI Fund
Management XXI, Inc., AEI Fund Management XVIII, Inc., and
Robert P. Johnson, as the general partners of Lessor, as additional insured and loss payee,

as their respective interests may appear, and shall provide that the policies cannot be canceled, terminated, changed, or modified without thirty (30) days written notice to the parties. In addition, all of such policies shall be in place on or before the Occupancy Date and contain endorsements by the respective insurance companies waiving all rights of subrogation, if any, against Lessor. All insurance companies providing coverages must be rated "A" or better by Best's Key Rating Guide (the most current edition), or similar quality under a successor guide if Best's Key Rating shall cease to be published. Lessee shall provide Lessor and shall maintain legible copies of any and all policies, endorsements, and exclusions required herein, to be made available for Lessor's review and photocopy upon Lessor's reasonable request from time to time, in any event not more often than twice per Lease Year unless such request is occasioned by claim of loss in excess of $100,000. On the Occupancy Date and no less than fifteen (15) business days prior to expiration of such policies, Lessee shall provide Lessor with legible copies of any and all renewal Certificates of Insurance reflecting the above terms of the Policies (including endorsements and exclusions). Lessee agrees that it will not settle any property insurance claims affecting the Leased Premises in excess of $50,000 without Lessor's prior written consent, such consent not to be unreasonably withheld or delayed. Lessor shall consent to any settlement of an insurance claim wherein Lessee shall confirm in writing with evidence reasonably satisfactory to Lessor that Lessee has sufficient funds available to complete the rebuilding of the Premises.

     (E) Lessee shall defend, indemnify, and hold Lessor harmless against any and all claims, damages, and lawsuits arising after the Occupancy Date of this Lease and any orders, decrees or judgments which may be entered therein, brought for damages or alleged damages resulting from any injury to person or property or from loss of life sustained in or about the Leased Premises, unless such damage or injury results from the intentional misconduct or the negligence of Lessor and Lessee agrees to save Lessor harmless from, and indemnify Lessor against, any and all injury, loss, or damage, of whatever nature, to any person or property caused by, or resulting from any act, omission, or negligence of Lessee or any employee or agent of Lessee. In addition, Lessee hereby releases Lessor from any and all liability for any loss or damage caused by fire or any of the extended coverage casualties, unless such fire or other casualty shall be brought about by the intentional misconduct or negligence of Lessor. In the event of any loss, damage, or injury not insurable under the insurance coverage required by this Lease, caused by the joint negligence or willful misconduct of Lessor and Lessee, they shall be liable therefor in accordance with their respective degrees of fault; provided, however, that the foregoing shall not relieve any insurer of nor is the foregoing intended to negate any waiver of subrogation by such insurer.

     (F) Lessor and Lessee and all parties claiming under them mutually release and discharge each other from all claims and liabilities arising from or caused by any casualty or hazard, covered or required hereunder to be covered in whole or in part by insurance on the Leased
Premises or in connection with property on or activities conducted on the Leased Premises, and waive any right or subrogation which might otherwise exist in or accrue to any person on account thereof.

ARTICLE 6.  TAXES, ASSESSMENTS AND UTILITIES

     (A) Lessee shall be liable and agrees to pay the charges for all public utility services rendered or furnished to the Leased Premises, including heat, water, gas, electricity, sewer, sewage treatment facilities and the like, all personal property taxes, real estate taxes, special assessments, and municipal or government charges, general, ordinary and extraordinary, of every kind and nature whatsoever, which may be levied, imposed, or assessed against the Leased
Premises, or upon any improvements thereon, at any time after the Occupancy Date of this Lease for the period prior to the expiration of the term hereof, or any Renewal Term, if exercised.

     (B)  Lessee shall pay all real estate taxes,
assessments for public improvements or benefits, and other governmental impositions, duties, and charges of every kind and nature whatsoever which shall or may, during the term of this Lease, be charged, laid, levied, assessed, or imposed upon, or become a lien or liens upon the Leased Premises or any part thereof. Such payments shall be considered as Rent paid by Lessee in addition to the Rent defined at Article 4 hereof. If due to a change in the method of taxation, a franchise tax, Rent tax, or income or profit tax shall be levied against Lessor in substitution for or in lieu of any tax which would otherwise constitute a real estate tax, such tax shall be deemed a real estate tax for the purposes herein and shall be paid by Lessee; otherwise Lessee shall not be liable for any such tax levied against Lessor.

     (C) All real estate taxes, assessments for public improvements or benefits, water rates and charges, sewer rents, and other governmental impositions, duties, and charges which shall become payable for the first and last tax years of the term hereof shall be apportioned pro rata between Lessor and Lessee in accordance with the respective number of months during which each party shall be in possession of the Leased Premises (or through the expiration of the term hereof, if longer) in said respective tax years. Lessee shall pay within 60 days of the expiration of the term hereof Lessor's reasonable estimate of Lessee's pro-rata share of real estate taxes for the last tax year of the term hereof, based upon the last available tax bill. Lessor shall give Lessee notice of such estimated pro-rata real estate taxes no later than 75 days from the end of the term hereof. Upon receipt of the actual statement of real estate taxes for such prorated period, Lessor shall either promptly refund to Lessee any over payment of the pro-rata Lessee obligation, or shall assess and Lessee shall pay promptly upon notice any remaining portion of the Lessee's pro-rata obligation for such real estate taxes.

     (D) Lessee shall have the right to contest or review by legal proceedings or in such other manner as may be legal (which, if instituted, shall be conducted solely at Lessee's own expense) any tax, assessment for public improvements or benefits, or other governmental imposition aforementioned, upon condition that, before instituting such proceeding Lessee shall pay (under protest) such tax or assessments for public improvements or benefits, or other governmental imposition, duties and charges aforementioned, unless such payment would act as a bar to such contest or interfere materially with the prosecution thereof and in such event Lessee shall post with Lessor alternative security reasonably satisfactory to Lessor. All such proceedings shall be begun as soon as reasonably possible after the imposition or assessment of any contested items and shall be prosecuted to final adjudication with reasonable dispatch. In the event of any reduction, cancellation, or discharge, Lessee shall pay the amount that shall be finally levied or assessed against the Leased Premises or adjudicated to be due and payable, and, if there shall be any refund payable by the governmental authority with respect thereto, if Lessee has paid the expense of Lessor in such proceedings, Lessee shall be entitled to receive and retain the refund, subject, however, to equitable apportionment (after deduction of Lessee's reasonable out of pocket expenses incurred in obtaining such refund) as provided during the first and last years of the term of this Lease.

     (E) Lessor, within sixty (60) days after written notice to Lessee if Lessee fails to commence such proceedings, may, but shall not be obligated to, contest or review by legal proceedings, or in such other manner as may be legal, and at Lessor's own expense, any tax, assessments for public improvements and benefits, or other governmental imposition aforementioned, which shall not be contested or reviewed, as aforesaid, by Lessee, and unless Lessee after the aforesaid notice from Lessor shall promptly join and share in the cost with Lessor of such contest or review, Lessor shall be entitled to receive and retain any refund payable by the governmental authority with respect thereto.
Provided, however, if Lessee shall join and share in the cost of such contest or review, and there shall be any refund payable by the governmental authority with respect thereto, Lessee shall be entitled to an equitable apportionment of such refund attributable (after reimbursement to Lessee and Lessor for reasonable out of pocket expenses incurred in obtaining such refund) to taxes payable or paid by Lessee under the terms of this Lease.

     (F) Lessor shall not be required to join in any proceeding referred to in this Article, unless in Lessee's reasonable opinion, the provisions of any law, rule, or regulation at the time in effect shall require that such a proceeding be brought by and/or in the name of Lessor, in which event Lessor shall upon written request, join in such proceedings or permit the same to be brought in its name, all at no cost or expense to Lessor.

     (G) Within thirty (30) days after Lessor notifies Lessee in writing that Lessor has paid such amount, Lessee shall also pay to Lessor, as additional Rent, the amount of any sales tax, franchise tax, excise tax, on Rents imposed by the State where the Leased Premises are located. At Lessor's option, Lessee shall deposit with Lessor on the first day of each and every month during the term hereof, an amount equal to one-twelfth (1/12) of any estimated sales tax payable to the State in which the property is situated for Rent received by Lessor hereunder ("Deposit"). From time to time out of such Deposit Lessor will pay the sales tax on Rent to the State in which the property is situated as required by law. In the event the Deposit on hand shall not be sufficient to pay said tax when the same shall become due from time to time, or the prior payments shall be less than the current estimated monthly amounts, then Lessee shall pay to Lessor on demand any amount necessary to make up the deficiency. The excess of any such Deposit shall be credited to subsequent payments to be made for such items. If a default or an event of default shall occur under the terms of this Lease, Lessor may, at its option, without being required so to do, apply any Deposit on hand to cure such default, in such order and manner as Lessor may elect. Notwithstanding the foregoing, nothing contained herein shall be construed to include as a tax for which Lessee is liable which shall be the basis of any inheritance, estate, succession, transfer, gift, franchise, corporation, income or profit tax or capital levy that is or may be imposed upon Lessor.

     (H) Notwithstanding anything in this Lease to the contrary, in the event that during the Term (or any extension thereof) any governmental entity makes any improvement and assesses any portion of the Leased Premises therefor, Tenant shall be liable only for so much of the assessment as shall be due and payable if paid in the minimum allowed installments without incurring penalty or late charge. Additionally, with respect to any special assessments which may be levied or assessed during the Term or any renewal thereof, Lessee shall have the right to pay such assessments in equal installments over the longest legally available period and shall not be liable for any remainder existing after expiration of the Term (or any renewal).

ARTICLE 7.     PROHIBITION ON ASSIGNMENTS AND SUBLETTING;

     (A) After prior written notice to Lessor, accompanied by a copy of the form of sublease or assignment, Lessee may sublet or assign all or a portion of the Leased Premises, without Lessor's consent. Lessee and all guarantors, if any, shall give notice to Lessor in the form attached hereto as Exhibit B evidencing their consent and confirming their continued liability under the Lease and guaranty, respectively. Except as set forth in subparagraph (E) below, in the event of a subletting or assignment of its interest hereunder, Lessee shall not be released from it obligations hereunder. Lessee shall reimburse Lessor for its out-of-pocket reasonable expenses incurred in connection with such subletting or assignment, including but not limited to reasonable attorney's fees, if any, incurred by Lessor.

     (B) Any attempted subleasing or assignment of this Lease by Lessee in violation of subparagraph (A) above shall be unenforceable against Lessor until Lessee shall provide Lessor with notice of such assignment or subletting. Except as otherwise expressly provided in subparagraph (A) above, Lessee shall not, without obtaining the prior written consent of Lessor, in each instance:

          1. otherwise transfer this Lease, or any part of Lessee's right, title or interest therein;

          2. allow all or any part of the Leased Premises to be used or occupied by any other Persons (herein defined as a Party other than Lessee, be it a corporation, a partnership, an individual or other entity); or

          3. mortgage, pledge or otherwise encumber this Lease, or the Leased Premises.

     (C)  For the purposes of this Article:

          1. an agreement by any other Person, directly or indirectly, to assume
               Lessee's obligations under this Lease shall be deemed an assignment;

          2. any Person to whom Lessee's interest under this Lease passes by operation of law, or otherwise, shall be bound by the provisions of this Article;

          3. each material modification, amendment or extension or any assignment or sublease to which Lessor has previously been given notice shall be deemed a new assignment or sublease; and

     (D) Notwithstanding anything above to the contrary, Lessor agrees to enter into a nondisturbance agreement with proposed sublessee, if a nondisturbance agreement is required by such sublessee, but only upon the following conditions. Lessor has the sole discretion to approve the form and terms of the sublease and the form and terms of the nondisturbance agreement. Such nondisturbance agreement shall be acceptable (if not otherwise containing terms reasonably objectionable to Lessor) if the sublessee shall agree to cure all defaults of Lessee hereunder and assume full obligations of the Lessee upon a default hereunder, if sublessee desires not to be disturbed; otherwise, the sublease shall expressly terminate upon an uncured default hereunder. Furthermore, the nondisturbance agreement shall be accompanied by the consents of Lessee and all guarantors, if any (such consent to be in form and substance satisfactory to Lessor) to such nondisturbance agreement, affirming their continued liability hereunder (or under their guaranty, respectively). Lessor agrees to provide any sublessee whose approved nondisturbance agreement so requires, contemporaneous written notice of default by Lessee (if written notice is required hereunder); provided, however, that failure of sublessee to receive such notices shall not hinder or delay Lessor's right to proceed with any or all remedies granted to Lessor herein as against
Lessee. No such notice to Lessee shall be effective as against sublessee unless a copy is so given to sublessee at the sublessee's last address known to Lessor.

     (E) Notwithstanding anything above to the contrary, upon an assignment of the Lessee's interest herein, Lessee and any personal guarantors shall be released from further liability hereunder after the following conditions are met:
(a) the assignment of Lessee's interest is to an entity or entity and persons offering their personal guaranties of Lessee's obligations ("Assignee"), which Assignee has an Equity Net Worth equal to the greater of Twenty Million Dollars or the cumulative Equity Net Worth of the Lessee and all Guarantors at the time of such assignment; (b) there has been no decline in the Assignee's Net Sales, Cash Flow, or Retained Earnings, during any of the three calendar years immediately preceding the time of such assignment; and (c) in Lessor's sole but reasonable opinion, taking into consideration such factors as the extent of restaurant managerial and operational experience, business reputation, and other factors reasonably related to the ability of the Assignee to operate the Leased Premises, such Assignee is equivalent to Lessee as determined either at the time this Lease was executed, or the date of the assignment of Lessee's interest, such date of equivalency to be determined by Lessor in its sole discretion. Any such release of Lessee shall be ineffective until Lessor has approved, such approval not to be unreasonably withheld or delayed, the form and substance of the assignment, the documents evidencing the net worth of the Assignee and any new Guarantors, and the new guaranties in the form and substance reasonably satisfactory to Lessor.

     For purposes of the foregoing, the following definitions shall apply: Equity Net Worth shall equal the difference between the proposed Assignee's total assets and total liabilities as they appear on the Assignee's consolidated balance sheet; Net Sales shall equal the net revenues as reported on Assignee's consolidated statement of operations; Cash Flow shall equal the sum total of the net income, depreciation, and amortization accounts as reported on Assignee;s consolidated statement of cash flows; and, Retained Earnings shall equal the retained earnings as reported on Assignee's consolidated statement of shareholder's equity. Additionally, evidence of the above amounts, individually and collectively, shall be considered satisfactory only if provided by a complete set of audited financial statements, prepared in accordance with generally accepted accounting principles
(GAAP) by a nationally recognized independent certified public accounting firm reasonably acceptable to Lessor.

     (F) The parties hereto acknowledge that a portion of the Leased Premised have been sublet to Tarheel Bagels, Inc., pursuant to that certain Sublease dated September 10, 1996 (the "Sublease"). Lessor acknowledges and consents to the Sublease, provided, however, the Sublease shall be subordinate to and subject to the terms of this Lease, except to the extent the Lessor and subtenant may have agreed otherwise in writing.



ARTICLE 8.  REPAIRS AND MAINTENANCE

     (A) Lessee covenants and agrees to keep and maintain in good order, condition and repair the interior and exterior of the Leased Premises during the term of the Lease, or any renewal terms. Lessee further agrees that Lessor shall be under no obligation to make any repairs or perform any maintenance to the Leased Premises, but Lessor shall reimburse Lessee for such reasonable costs and expenses incurred by Lessee in complying with Lessee's obligations under this Article relating to repairs, replacements and maintenance if the need for the same is caused by the negligent acts or omissions of Lessor, its agents, contractors or employees, but only to the extent such costs and expenses are not covered by the insurance maintained by Lessee or would not be covered by the insurance required to be maintained by Lessee under this Lease (if Lessee shall have failed to maintain the same). Lessee covenants and agrees that during the term of the Lease it shall be responsible for all repairs, alterations, replacements, or maintenance of, including but without limitation to or of: The interior and exterior portions of all doors; door checks and operators; windows; plate glass; plumbing; water and sewage facilities; fixtures; electrical equipment; interior walls; ceilings; signs; roof; structure; interior building appliances and similar equipment; heating and air conditioning equipment; and any equipment owned by Lessor and leased to Lessee hereunder, as itemized on Exhibit C attached hereto and incorporated herein by reference; and further agrees to replace any of said equipment when necessary. Lessee further agrees during the term of the Lease to be responsible for, at its own expense, snow removal, lawn maintenance, landscaping, maintenance of the parking lot (including parking lines, seal coating, and blacktop surfacing), and other similar items.

     (B) If Lessee refuses or neglects to commence or complete repairs promptly and adequately, after prior written notice and opportunity to cure as required under
Article 16(B) (except in cases of emergency to prevent waste or preserve the safety and integrity of the Leased Premises, in which case no notice need be given), Lessor may cause such repairs to be made, but shall not be required to do so, and Lessee shall pay the cost thereof to Lessor within five
(5) business days following demand. It is understood that Lessee shall pay all expenses and maintenance and repair during the term of this Lease. If Lessee is not then in default hereunder beyond the expiration of applicable cure periods, Lessee shall have the right to make repairs and improvements to the Leased Premises without the consent of Lessor if such repairs and improvements do not exceed Fifty Thousand Dollars ($50,000.00), provided such repairs or improvements do not affect the structural integrity of the Leased Premises. Any repairs or improvements in excess of Fifty Thousand Dollars ($50,000.00) or affecting the structural integrity of the Leased Premises may be done only with the prior written consent of Lessor, such consent not to be unreasonably withheld or delayed. All alterations and additions to the Leased Premises shall be made in accordance with all applicable laws and shall remain for the benefit of Lessor, except for Lessee's Property (defined below). In the event of making such alterations as herein provided, subject to Article 21, Lessee further agrees to indemnify and save harmless Lessor from all expense, liens, claims or damages to either persons or property or the Leased Premises which may arise out of or result from the undertaking or making of said repairs, improvements, alterations or additions, by or on behalf of Lessee, or Lessee's failure to make said repairs, improvements, alterations or additions.

ARTICLE 9.  COMPLIANCE WITH LAWS AND REGULATIONS

     Lessee will comply with all statutes, ordinances, rules, orders, regulations and requirements of all federal, state, city and local governments, and with all rules, orders and regulations of the applicable Board of Fire
Underwriters which affect the Lessee's or its subtenants's or assigns's use and occupancy of the improvements, whether or not due to a failure of the Improvements to so comply predates this Lease. Lessee will comply with all easements, restrictions, and covenants of record against or affecting the Leased Premises and any franchise or license agreements required for operation of the Leased Premises in accordance with Article 14 hereof.

ARTICLE 10.  SIGNS

     Lessee shall have the right to install and maintain a sign or signs advertising Lessee's or any other permitted sublessee's or occupant's business, provided that the signs conform to law, and further provided that the sign or signs conform specifically to the written requirements of the appropriate governmental authorities.

ARTICLE 11.  SUBORDINATION

     (A) Lessor reserves the right and privilege to subject and subordinate this Lease at all times to the lien of any mortgage or mortgages now or hereafter placed upon Lessor's interest in the Leased Premises and on the land and buildings of which said premises are a part, or upon any buildings hereafter placed upon the land of which the Leased Premises are a part, provided such mortgagee shall execute its standard form, commercially reasonable subordination, attornment and non-disturbance agreement, which shall provide, without limitation, that the mortgagee shall agree that Lessee's peaceable possession of the Leased Premises and its rights under this Lease will not be diminished on account thereof. Lessor also reserves the right and privilege to subject and subordinate this Lease at all times to any and all advances to be made under such mortgages, and all renewals, modifications, extensions, consolidations, and replacements thereof, provided such mortgagee shall execute its standard form, commercially reasonable subordination, attornment and non-disturbance agreement, which shall provide, without limitation, that the mortgagee shall agree that Lessee's peaceable possession of the Leased Premises and its rights under this Lease will not be diminished on account thereof.

     (B) Lessee covenants and agrees to execute and deliver, upon demand, such further instrument or instruments subordinating this Lease on the foregoing basis to the lien of any such mortgage or mortgages as shall be desired by Lessor and any proposed mortgagee or proposed mortgagees, provided such mortgagee shall execute its standard form, commercially reasonable subordination, attornment and non-disturbance agreement, which shall provide, without limitation, that the mortgagee shall agree that Lessee's peaceable possession of the Leased Premises and its rights under this Lease will not be diminished on account thereof. Lessor agrees to reimburse Lessee for its out-of-pocket reasonable expenses incurred in connection with such subordination request, including but not limited to reasonable attorney's fees, if any, incurred by Lessee in connection therewith.

     (C) Lessor represents and warrants that as of the date of this Lease, there are no mortgages, deeds of trust, or similar instruments executed by Lessor or anyone claiming by, through, or under Lessor, affecting fee title to the Leased Premises.

ARTICLE l2.  CONDEMNATION OR EMINENT DOMAIN

     (A) If the whole of the Leased Premises are taken by any public authority under the power of eminent domain, or by private purchase in lieu thereof, then this Lease shall automatically terminate upon the date possession is surrendered to the public authority, and Rent shall be paid up to that day. If any part of the Leased Premises shall be so taken as to render the remainder thereof materially unusable in the opinion of a licensed third party arbitrator who has significant experience in the retail industry, reasonably approved by Lessor and Lessee, for the purposes for which the Leased Premises were leased, then Lessor and Lessee shall each have the right to terminate this Lease on thirty (30) days notice to the other given within ninety (90) days after the date of such taking. In the event that this Lease shall terminate or be terminated, the Rent shall, if and as necessary, be paid up to the day that possession was surrendered to the public authority.

     (B) If any part of the Leased Premises shall be so taken such that it does not materially interfere with the business of Lessee, then Lessee shall, with the use of the condemnation proceeds (which to the extent of the cost of restoration to return the improvements to a complete architectural unit shall be made available by Lessor, but otherwise at Lessee's own cost and expense), restore the remaining portion of the Leased Premises to the extent necessary to render it reasonably suitable for the purposes for which it was leased. Lessee shall make all repairs to the building in which the Leased Premises is located to the extent necessary to constitute the building a complete architectural unit. Provided, however, that the cost of such work to Lessor shall not exceed the replacement cost of improvements similar in scope and quality of the work done by Lessee in originally constructing such improvements. Further, if the cost of such work proposed by Lessee shall exceed the condemnation award, or be in excess of the replacement cost of the improvements similar in scope and quality of the work done by Lessee in originally constructing such improvements, Lessee shall demonstrate to Lessor's reasonable satisfaction the availability of funds (if any in excess of the condemnation proceeds be required) to complete such work. Provided, further, the cost thereof to Lessor shall not exceed the proceeds of its condemnation award, all to be done without any adjustments in Rent to be paid by Lessee. This lease shall be deemed amended to reflect the taking in the legal description of the Leased Premises.

     (C) All compensation awarded or paid upon such total or partial taking of the Leased Premises shall belong to and be the property of Lessor without any participation by Lessee, whether such damages shall be awarded as compensation for diminution in value to the leasehold or to the fee of the premises herein leased. Nothing contained herein shall be construed to preclude Lessee from prosecuting any claim directly against the condemning authority in such proceedings for: Loss of business; damage to or loss of value or cost of removal, including moving or relocation costs, of Lessee's Property; provided, however, that no such claim shall diminish or otherwise adversely affect Lessor's award or the award of any fee mortgagee.

ARTICLE 13.  RIGHT TO INSPECT

     Lessor reserves the right to enter upon, inspect and examine the Leased Premises at any time during business hours, after reasonable notice to Lessee, and Lessee agrees to allow Lessor reasonably free access to the Leased Premises to show the premises. Upon default by Lessee or at any time within ninety (90) days of the expiration or termination of the Lease, Lessee agrees to allow Lessor to then place "For Sale" or "For Rent" signs on the Leased Premises. Lessor and
Lessor's representatives shall at all times while upon or about the Leased Premises observe and comply with Lessee's reasonable health and safety rules, regulations, policies and procedures. Lessor agrees to defend, indemnify and hold Lessee, its successors, assigns, agents and employees from and against any liability, claims, demands, cause of action, suits and other litigation or judgements of every kind and character, including injury to or death of any person or persons, or trespass to, or damage to, or loss or destruction of, any property, whether real or personal, to the extent resulting from the negligence or willful misconduct or Lessor or Lessor's representatives while upon or about the Leased Premises. Lessor will use commercially reasonable efforts to not interfere with the business operation of Lessee or its subtenants or other occupants during any inspection of the Leased Premises.

ARTICLE 14.  USE; LESSEE'S CONDUCT OF BUSINESS

     (A) After the Occupancy Date, Lessee expressly agrees and warrants that the Leased Premises will be used initially as a Caribou Coffee and Brueggers restaurant. In any other such case, after prior written notice to Lessor, Lessee may conduct any lawful business from the Leased
Premises. Provided, however, that Lessee shall not use or occupy, or permit the Leased Premises to be used or occupied, nor do or permit anything to be done in or on the Leased Premises in a manner which would (i) in any way make void or voidable any insurance then in force on the Premises, (ii) make it impossible to obtain insurance required to be furnished by Lessee hereunder, (iii) constitute a public nuisance, (iv) constitute the sales, distribution or proliferation of sexually oriented materials, or a massage parlor (v) constitute the sales, storage, or distribution of hazardous materials including but not limited to petroleum products, except as may be incidental and only incidental to normal business operations, and then only in accordance with applicable law, ordinance or regulation, or (vi) violate any deed restrictions affecting the Leased Premises or any present or future applicable law, regulation, ordinance, or requirement of any governmental authority. Lessee acknowledges and agrees that any other use without the prior written consent of Lessor will constitute a default under and a violation and breach of this Lease.


     (B) Notwithstanding anything herein to the contrary, nothing herein shall be construed as an obligation for Lessee to open or operate its business in the Leased Premises. Lessee shall have the right to remove Lessee's Property and cease operations in the Leased Premises at any time and at Lessee's sole discretion. However, the right to cease to operate its business shall not affect Lessee's obligation to pay all amounts due hereunder and to perform all covenants and obligations hereunder. Lessee agrees, at such time it is operating its business in the Leased Premises, to conduct its business in a first-class manner consistent with reputable business standards and practices. Furthermore, in no event shall Lessee be liable to Lessor for damages as a result of operating other stores in the area surrounding the Leased Premises or any other area, nor shall Lessee be limited or restricted in any way from opening or operating other stores in the area surrounding the Leased Premises or any other area.

     (C) Notwithstanding the foregoing, if at any time, subject to reasonable periods of closure for repair or remodeling or force majeure, Lessee ceases operating in the Leased Premises for more than nine (9) consecutive months, Lessor shall have the right, exercisable within sixty (60) days after said nine (9) month period, to terminate this Lease upon sixty (60) days prior written notice to Lessee; provided, however, that if Lessee (or any assignee, subtenant or other permitted occupant) reopens in the Leased Premises within said sixty (60) day period following Lessor's election to terminate this Lease, said termination shall be null and void and have no further force and effect. Termination pursuant to this Article 14(C) shall be separate and apart from any remedy afforded Lessor in the event of any default by Lessee remaining uncured beyond the expiration of any notice and applicable cure period; any termination of Lessee's right to possession for any other uncured default remaining uncured beyond the expiration of any notice and applicable cure period shall not be construed to be a termination of the Lease and Lessee's continuing obligations hereunder.

ARTICLE 15.  DESTRUCTION OF PREMISES

     If, during the term of this Lease, the Leased Premises are totally or partially destroyed by fire or other elements, within a reasonable time (but in no event longer than commercially reasonable and in any event no longer than one year from the date of such damage or destruction) and subject to the provisions herein below), Lessee shall repair and restore the improvements so damaged or destroyed as nearly as may be practical to their condition immediately prior to such casualty. All rents payable by Lessee shall be abated during the period of repair and restoration to the extent that Lessor shall be compensated by the proceeds of the rent loss insurance required to be maintained by Lessee hereunder.

     Provided Lessee is not in default hereunder (and retains according to the terms hereof the right to rebuild) with the Lessor's prior written consent, which consent shall not be unreasonably withheld or delayed, Lessee shall have the right to promptly and in good faith settle and adjust any claim under such insurance policies with the insurance company or companies on the amounts to be paid upon the loss. The insurance proceeds shall be used to reimburse Lessee for the cost of rebuilding or restoration of the Leased Premises. Risk that the insurance company shall be insolvent or shall refuse to make insurance proceeds available shall be with Lessee. The Leased Premises shall be so restored or rebuilt so as to be of at least equal value and substantially the same character as prior to such damage or destruction. If the insurance proceeds are less than Fifty Thousand Dollars ($50,000), they shall be paid to Lessee for such repair and restoration.
If the insurance proceeds are greater than or equal to Fifty Thousand Dollars ($50,000), they shall be deposited by Lessee and Lessor into a customary construction escrow at a nationally recognized title insurance company, or at Lessee's option, with Lessor ("Escrowee") and shall be made available from time to time to Lessee for such repair and restoration. Such proceeds shall be disbursed in conformity with the terms and conditions of a commercially reasonable construction loan agreement. Lessee shall, in either instance, deliver to Lessor or Escrowee (as the case may be) satisfactory evidence of the estimated cost of completion together with such architect's certificates, waivers of lien, contractor's sworn statements and other evidence of cost and of payments as the Lessor or Escrowee may reasonably require and approve (or title insurance or other security over any of the foregoing reasonably acceptable to Lessor). If the estimated cost of the work exceeds One Hundred Thousand Dollars ($100,000), all plans and specifications for such rebuilding or restoration shall be subject to the reasonable approval of Lessor.

     Any insurance proceeds remaining with Escrowee after the completion of the repair or restoration shall be paid to Lessor to reduce the sum of monies expended by Lessor to acquire its interest in the Leased Premises and rent hereunder shall be reduced by 11.5% of such amount.

     If the proceeds from the insurance are insufficient, after review of the bids for completion of such improvements, or should become insufficient during the course of construction, to pay for the total cost of repair or restoration, Lessee shall, prior to commencement of work, demonstrate to Escrowee and Lessor's reasonable satisfaction, the availability of such funds necessary to completion construction and Lessee shall deposit the same with Escrowee for disbursement under the construction escrow agreement.

     Provided, further, that should the Leased Premises be damaged or destroyed in the third or second to last Lease Year to the extent of fifty (50%) percent of its value, or in the last Lease Year to the extent of twenty-five (25%) percent of its value, then, if any further options to renew remain, Lessee may elect within 30 days of such damage, to then exercise at least one (1) option to renew this Lease so that the remaining term of the Lease is not less than five
(5) years in order to be entitled to such insurance proceeds for restoration or rebuilding. Absent such election, this Lease shall terminate upon Lessor's receipt of all of the insurance proceeds to which Lessor is entitled under this Lease, which shall be at least equal to the estimated cost of such repair or restoration.

ARTICLE 16.  ACTS OF DEFAULT

     Each of the following shall be deemed a default by Lessee and a breach of this Lease:

          (A)  Failure to pay the Rent or any monetary
obligation herein reserved, or any part thereof when the same shall be due and payable, provided, however, Lessee shall have five (5) business days after written notice from Lessor within which to cure the failure to pay the Rent or any monetary obligation herein reserved. Interest and late charges for failure to pay Rent when due shall accrue on the first failure to pay Rent when due in any Lease Year from the first date beyond the expiration of any applicable cure period if not cured prior thereto, and for any failure thereafter to pay Rent within three (3) business days after it was due and payable.

          (B) Failure to do, observe, keep and perform any of the other terms, covenants, conditions, agreements and provisions in this Lease to be done, observed, kept and performed by Lessee; provided, however, that Lessee shall have Thirty (30) days after written notice from Lessor within which to cure such default, or such longer time as may be reasonably necessary if such default cannot reasonably be cured within Thirty (30) days, if Lessee is diligently pursuing a course of conduct that is commercially reasonable and is capable of curing such default, but in any event such longer time shall not exceed 210 days after written notice from Lessor of the default hereunder.

          (C) The abandonment of the premises by Lessee, the adjudication of Lessee as a bankrupt, the making by Lessee of a general assignment for the benefit of creditors, the taking by Lessee of the benefit of any insolvency act or law, the appointment of a permanent receiver or trustee in bankruptcy for Lessee property, or the appointment of a temporary receiver which is not vacated or set aside within sixty (60) days from the date of such appointment; provided, however, that the foregoing shall not constitute events of default so long as Lessee continues to otherwise satisfy its obligations (including but not limited to the payment of Rent) hereunder.




ARTICLE 17.  TERMINATION FOR DEFAULT

     In the event of any uncured default by Lessee beyond the expiration of any applicable cure period and at any time thereafter (but prior to cure), Lessor may serve a written notice upon Lessee that Lessor elects to terminate this Lease. This Lease shall then terminate on the date so specified as if that date had been originally fixed as the expiration date of the term herein granted, provided, however, that Lessee shall have continuing liability for future rents for the remainder of the original term and any exercised renewal term as set forth in Article 19, notwithstanding any earlier termination of the Lease hereunder (except where Lessee has exercised a right to terminate where granted herein), preserving unto Lessor the benefit of its bargained-for rental payments.

ARTICLE 18.  LESSOR'S RIGHT OF RE-ENTRY

     In the event that this Lease shall be terminated as hereinbefore provided, or by summary proceedings or otherwise, or in the event of an uncured default hereunder by Lessee beyond the expiration of the applicable cure period, then Lessor or its agents, servants or representatives, may immediately or at any time thereafter, re-enter and resume possession of the premises or any part thereof, and remove all persons and property therefrom, either by summary dispossess proceedings or by a suitable action or proceeding at law, or by force or otherwise without being liable for any damages therefor, except for damages resulting from Lessor's negligence or willful misconduct. Notwithstanding anything above to the contrary, if Lessee is still in possession of the Leased Premises, Lessor agrees to use such legal proceedings (summary or otherwise) prescribed by law to regain possession of the Leased Premises.

ARTICLE 19.  LESSEE'S CONTINUING LIABILITY

     (A) Should Lessor elect to re-enter as provided in this Lease or should it take possession pursuant to legal proceedings or pursuant to any notice provided for by law, Lessor shall undertake commercially reasonable efforts to mitigate Lessee's continuing liability hereunder as such efforts may be prescribed by law or statute (which shall be satisfied by the listing the Leased Premises with a licensed commercial real estate broker and securing the property against waste, but shall not otherwise include the expenditure of Lessor's funds, unless the same be required by law or statute), and in addition, Lessor may either (i) terminate this Lease or (ii) it may from time to time, without terminating the contractual obligation of Lessee to pay Rent under this Lease, make such alterations and repairs as may be necessary to relet the Leased Premises or any part thereof for the remainder of the original Term or any exercised Renewal Terms, at such rent or rents, and upon such other terms and conditions as Lessor in its sole discretion may deem advisable. Termination of Lessee's right to possession by Court Order shall be sufficient evidence of the termination of Lessee's possessory rights under this Lease, and the filing of such an Order shall be notice of the termination of Lessee's Option to Purchase as set forth in any Memorandum of Lease of record.

     (B) Upon each such reletting, without termination of the contractual obligation of Lessee to pay Rent under this Lease, all Rents received by Lessor shall be applied as follows:

          1. First, to the payment of any indebtedness other than Rent due hereunder from Lessee to Lessor;

          2.   Second, to the payment of any costs and
expenses of such reletting, including brokerage fees and attorney's fees and of costs of such alterations and repairs;

          3.   Third, to the payment of Rent and other
monetary obligations due and unpaid hereunder;

          4. Finally, the residue, if any, shall be held by Lessor and applied in payment of future Rent as the same may become due and payable hereunder.

If such Rents received from such reletting during any month are less than that to be paid during that month by Lessee hereunder, Lessee shall pay any such deficiency to Lessor.
Such deficiency shall be calculated and paid monthly. No such re-entry or taking possession of such Leased
Premises by Lessor shall be construed as an election on its part to terminate Lessee's contractual obligations under this Lease respecting the payment of rent and obligations for the costs of repair and maintenance unless a written notice of such intention be given to Lessee.

     (C) Notwithstanding any such reletting without termination, Lessor may at any time thereafter elect to terminate this Lease for any uncured breach.

     (D) In addition to any other remedies Lessor may have with this Article 19, Lessor may recover from Lessee all damages it may incur by reason of any uncured breach, including: The cost of recovering and reletting the Leased Premises; reasonable attorney's fees; and, the present value (discounted at a rate of 8% per annum) of the excess of the amount of Rent and charges equivalent to Rent reserved in this Lease for the remainder of the Term over the then reasonable Rent value of the Leased Premises (or the actual Rents receivable by Lessor, if relet), (the Lessee bearing the burden of proof to demonstrate the amount of rental loss for the same period, that through reasonable efforts as limited herein to mitigate damages, could have been avoided) for the remainder of the Term, all of which amounts shall be immediately due and payable from Lessee to Lessor in full. Upon payment in full in good funds of such accelerated Rents and charges equivalent to Rent reserved in this Lease, this Lease shall terminate. In the event that the Rent obtained from such alternative or substitute tenant is more than the Rent which Lessee is obligated to pay under this Lease, then such excess shall be paid to Lessor provided that Lessor shall credit such excess against the outstanding obligations of Lessee due pursuant hereto, if any.

     (E) It is the object and purpose of this Article 19 that Lessor shall be kept whole and shall suffer no damage by way of non-payment of Rent or by way of diminution in Rent. Lessee waives and will waive all rights to trial by jury in any summary proceedings or in any action brought to recover Rent herein which may hereafter be instituted by Lessor against Lessee in respect to the Leased Premises. Lessee hereby waives any rights of re-entry it may have or any rights of redemption or rights to redeem this Lease upon a termination of this Lease.

ARTICLE 20.  PERSONALTY, FIXTURES AND EQUIPMENT

     (A) The removable equipment owned by Lessor and leased to Lessee hereunder as specifically set forth on Exhibit C attached hereto and incorporated herein by reference, and all building fixtures, building machinery, and building equipment used in connection with the operation of the Leased Premises including, but not limited to, heating, electrical wiring, lighting, ventilating, plumbing, walk-in refrigerators/coolers, walk-in freezers, air conditioning systems, shall be the property of Lessor (even if all or a portion of the same shall be owned by Lessee and claimed for tax purposes during its occupancy of the Leased Premises) . All other trade fixtures and all other articles of personal property owned by Lessee shall remain the property of Lessee.
Except to the extent otherwise listed on Exhibit C, any trade fixtures, business equipment, inventory, trademarked items, signs, decorative soffit, counters, shelving, showcases, mirrors, and other removable personal property installed in or on the Leased Premises by Lessee at its expense ("Lessee's Property") shall remain the property of Lessee. Lessor agrees that Lessee shall have the right, at any time, or from time to remove any and all of Lessee's Property. Lessee shall pay before delinquency all taxes, assessments, license fees, and public charges levied, assessed or imposed upon its business operations in the Leased Premises, as well as upon Lessee's Property or upon the Leased Premises. If any items of Lessee's Property are assessed with the property of the Lessor, then such assessment shall be equitably divided between Lessor and Lessee to the end that either party shall pay only its equitable portion of such assessment. Lessor shall determine the basis of so prorating any such assessments, and such determination shall be binding upon both Lessee and Lessor. No tax assessments, fees or charges referred to in this paragraph shall be considered real estate taxes under the provisions of Article 6 hereof.

     (B) Lessee shall furnish and pay for any and all equipment, furniture, trade fixtures, and signs, except for such items, if any, described in Article 20(A) above, as owned by Lessor. Lessor hereby waives any contractual, statutory, or other Lessor's lien on Lessee's Property. or inventory. Lessor agrees to execute such reasonable confirmation, certificate, and other documents (except amendments to this Lease) as Lessee's lenders may reasonably request in connection with any Lessee financing.

     (C)  At the end of the term of this Lease, Lessee's
Property, after written notice to Lessor given at least ten
(10) business days prior to any proposed removal, may be removed from the Leased Premises by Lessee regardless of whether or not such trade fixture property is attached to the Leased Premises so as to constitute a "fixture" within the meaning of the law; however, such removable property shall not include any tenant improvements to the extent the same shall constitute walls, wall coverings, flooring, ceiling or ceiling tiles, plumbing, lighting fixtures, or HVAC; all damages and repairs to the Leased
Premises which may be caused by the removal of Lessee's
Property shall be paid for by Lessee.

ARTICLE 21.  LIENS

     Lessee shall not do or cause anything to be done whereby the Leased Premises may be encumbered by any mechanic's or other liens. Whenever and as often as any mechanic's or other lien is filed against said Leased Premises purporting to be for labor or materials furnished or to be furnished to Lessee, Lessee shall remove the lien of record by payment or by bonding with a surety company authorized to do business in the state in which the property is located, or providing other security reasonably acceptable to Lessor, within forty-five (45) days from the date of the filing of said mechanic's or other lien and delivery of notice thereof to Lessee. Should Lessee fail to take the foregoing steps within said forty-five (45) day period (or in any event, if sooner than 45 days, prior to the expiration of the time within which Lessee may bond over such lien to remove it as a lien upon the Leased Premises), Lessor shall have the right, among other things, to pay said lien without inquiring into the validity thereof, and Lessee shall forthwith reimburse Lessor for the total expense incurred by it in discharging said lien as additional Rent hereunder.

ARTICLE 22.  NO WAIVER BY LESSOR EXCEPT IN WRITING

     No agreement to accept a surrender of the Leased Premises or termination of this Lease shall be valid unless in writing signed by Lessor. The delivery of keys to any employee of Lessor or Lessor's agents shall not operate as a termination of the Lease or a surrender of the premises. The failure of Lessor to seek redress for violation of any rule or regulation, shall not prevent a subsequent act, which would have originally constituted a violation, from having all the force and effect of an original violation. Neither payment by Lessee or receipt by Lessor of a lesser amount than the Rent herein stipulated shall be deemed to be other than on account of the earliest stipulated Rent. Nor shall any endorsement or statement on any check nor any letter accompanying any check or payment as Rent be deemed an accord and satisfaction. Lessor may accept such check or payment without prejudice to Lessor's right to recover the balance of such Rent or pursue any other remedy provided in this Lease. This Lease contains the entire agreement between the parties, and any executory agreement hereafter made shall be ineffective to change it, modify it or discharge it, in whole or in part, unless such executory agreement is in writing and signed by the party against whom enforcement of the change, modification or discharge is sought.

ARTICLE 23.  QUIET ENJOYMENT

     Lessor covenants that Lessee, upon paying the Rent set forth in Article 4 and all other sums herein reserved as Rent and upon the due performance of all the terms, covenants, conditions and agreements herein contained on Lessee's part to be kept and performed, shall peacefully and quietly have, hold and enjoy the Leased Premises free from molestation, eviction, or disturbance by Lessor, or by any other person or persons lawfully claiming the same (and Lessor shall defend
Lessee's right to such quiet enjoyment), and that Lessor has good right to make this Lease for the full term granted, including renewal periods.

ARTICLE 24.  BREACH - PAYMENT OF COSTS AND ATTORNEYS' FEES

     Each party agrees to pay and discharge all reasonable costs, and actual attorneys' fees, including but not limited to attorney's fees incurred at the trial level and in any appellate or bankruptcy proceeding, and expenses that shall be incurred by the prevailing party in enforcing the covenants, conditions and terms of this Lease or defending against an alleged breach, including the costs of reletting. Such costs, attorneys fees, and expenses if incurred by Lessor shall be considered as Rent as due and owing in addition to any Rent defined in Article 4 hereof.

ARTICLE 25.  ESTOPPEL CERTIFICATES

     Either party to this Lease will, at any time, upon not less than ten (10) business days prior request by the other party, execute, acknowledge and deliver to the requesting party a statement in writing, executed by an executive officer of such party, certifying that: (a) this Lease is unmodified (or if modified then disclosure of such modification shall be made); (b) this Lease is in full force and effect; (c) the date to which the Rent and other charges have been paid; and (d) to the knowledge of the signer of such certificate that the other party is not in default in the performance of any covenant, agreement or condition contained in this Lease, or if a default does exist, specifying each such default of which the signer may have knowledge. It is intended that any such statement delivered pursuant to this Article may be relied upon by any prospective purchaser or mortgagee of the Leased Premises or any assignee of such mortgagee or a purchaser of the leasehold estate.

ARTICLE 26.  FINANCIAL STATEMENTS

     During the term of this Lease, Lessee will, within ninety (90) days after the end of Lessee's fiscal year, furnish its financial statements of the Lessee. The financial statements shall be audited, at the Lessee's expense, by KPMG Peat Marwick or a nationally recognized independent certified public accounting firm reasonably acceptable to Lessor and shall be prepared in conformity with generally accepted accounting principles (GAAP).
Lessee shall also provide Lessor with an operating statement for the Leased Premises within 90 days after the end of each Lease Year. The operating statements for the Leased Premises do not need to be prepared by an independent certified public accountant, but shall be certified as true and correct by the chief financial officer or other authorized officer of Lessee. Additionally, during the term of the Lease, after receipt of written request from Lessor, Lessee will within forty-five (45) days from the end of each quarter of each fiscal year, furnish Lessor with Lessee's financial statements and operating statements of the Leased Premises for such quarter. Lessor shall have the right to require such operating statements on a monthly basis after the occurrence of a monetary default or a second non-monetary default in any Lease Year. Provided, however, if Lessee shall not commit a default for twelve consecutive months, Lessor's right to require such monthly operating statements shall terminate until Lessee shall again commit a monetary default or a second non-monetary default in a given Lease Year. Said quarterly (or monthly, if requested by Lessor) statements do not need to be prepared by an independent certified public accountant, but shall be certified as true and correct by the chief financial officer or other authorized officer of Lessee. The financial statements shall conform to GAAP, and include a balance sheet and related statements of income, changes in cash funds, changes in capital, and related notes to financial statements, if any.

ARTICLE 27.  MORTGAGE

     Lessee does hereby agree to make reasonable modifications of this Lease requested by any Mortgagee of record from time to time, provided such modifications in Lessee's sole but reasonable discretion are not material and adverse and do not increase any of the Rents or obligations of Lessee under this Lease or materially or adversely modify any of the business elements of this Lease.

ARTICLE 28.  OPTION TO RENEW

     If this Lease is not previously canceled or terminated and Lessee is not currently in monetary default, nor in non-monetary default beyond the expiration of the applicable cure period, then Lessee shall have the option to renew this Lease upon the same conditions and covenants contained in this Lease for Two (2) consecutive periods of Five (5) years each (singularly "Renewal Term"). Rent during each Lease Year of a renewal terms shall increase as set forth in
Article 4 hereof.

     The first Renewal Term will commence on the day following the date the original Term expires and the second Renewal Term would commence on the day following the last day of the expiring first Renewal Term. Except as otherwise provided in Article 15 hereof, Lessee must give ninety (90) days written notice to Lessor of its intent to exercise this option prior to the expiration of the original Term of this Lease or any Renewal Term, as the case may be.


ARTICLE 29.  MISCELLANEOUS PROVISIONS

     (A) Notices and demands required, or permitted, to be sent to those listed hereunder shall be sent by certified mail, return receipt requested, postage prepaid, by facsimile (with courtesy hard copy to follow by any other means listed herein), or by Federal Express or other reputable overnight courier service and shall be deemed to have been given upon the date the same is postmarked (if sent by certified mail), the day transmitted (if by fax), or the day deposited with Federal Express or such other reputable overnight courier service, but shall not be deemed received until the earlier of actual receipt, the day of transmittal by fax evidenced by confirmation of successful transmittal by the transmitting fax machine), or three (3) days following deposit in the United States Mail if sent by certified mail to the address or fax number (as applicable) and party shown on the first page hereof or at such other address requested in writing by either party upon thirty (30) days notice to the other party. Notice and cure periods throughout this Lease commence the date notice is deemed to have been received.

     (B) The terms, conditions and covenants contained in this Lease and any riders and plans attached hereto shall bind and inure to the benefit of Lessor and Lessee and their respective successors, heirs, legal representatives, and assigns.

     (C) This Lease shall be governed by and construed under the laws of the State where the Leased Premises are situate.

     (D) In the event that any provision of this Lease shall be held invalid or unenforceable, no other provisions of this Lease shall be affected by such holding, and all of the remaining provisions of this Lease shall continue in full force and effect pursuant to the terms hereof.

     (E) The Article captions are inserted only for convenience and reference, and are not intended, in any way, to define, limit, describe the scope, intent, and language of this Lease or its provisions.

     (F) In the event Lessee remains in possession of the premises herein leased after the expiration of this Lease and without the execution of a new lease and without Lessor's written permission, Lessee shall be deemed to be occupying said premises as a tenant from month-to-month, subject to all the conditions, provisions, and obligations of this Lease insofar as the same can be applicable to a month-to-month tenancy except that the monthly installment of Base Rent shall be One Hundred Fifty percent (150%) the amount due on the last month prior to such expiration.

     (G) Lessor shall have the right to charge Lessee a late charge for Rent unpaid (whether lump sum, monthly installment, or any other monetary amounts required by this Lease to be paid by Lessee and deemed to constitute Rent hereunder) as follows. Late charges, in the amount of the greater of $100.00 or Five Percent (5%) of such unpaid amounts of Rent, for failure to pay Rent when due shall accrue on the first failure to pay Rent when due in any Lease Year from the first date beyond the expiration of any applicable cure period if not cured prior thereto, and for any failure thereafter to pay Rent within three (3) business days after it was due and payable.

     (H) Any part of the Leased Premises may be conveyed by Lessor for private or public non-exclusive easement purposes at any time, provided such easement does not in Lessee's reasonable opinion materially and adversely interfere with the access to the Leased Premises, visibility, or operations of the business of Lessee. In such event Lessor shall, at its own cost and expense, restore the remaining portion of the Leased Premises to the extent necessary to restore the Leased Premises to substantially the same condition prior to the conveyance, all to be done without adjustments in Rent to be paid by Lessee. All proceeds from any conveyance of such an easement after payment of any costs incurred by Lessor in connection with such easement shall be equitably divided between Lessor and Lessee, but in no event shall Lessee's portion exceed one-half of the net proceeds after reimbursement of Lessor's costs associated therewith.

     (I) For the purpose of this Lease, the term "Rent" shall be defined as Rent under Article 4, and any other monetary amounts required by this Lease to be paid by Lessee.

     (J)  Lessee agrees to cooperate with Lessor to allow
Lessor to obtain and use at Lessor's expense promotional photographs of the Leased Premises, to the extent permitted by Lessee's franchisor or licensor, and subject to Lessee's reasonable internal policies regarding protection of trade secrets and conceptual design.

     (K) Wherever in this Lease Lessor or Lessee is required to give its consent or approval, unless stated otherwise specifically to the contrary, such consent or approval shall not be unreasonably withheld, conditioned, or delayed.

     (L) Neither Lessor nor Lessee shall be responsible to the other party for any delay, damage, or failure caused by or occasioned by a Force Majeure Event; provided, however, that a Force Majeure Event shall in no event excuse the Lessee from the payment of Rent or any other payment of money by Lessee required under this Lease. As used in this Lease, "Force Majeure Event" includes: acts of God, action of the elements, warlike action, insurrection, revolution, or civil strife, piracy, civil war or hostile action, strikes, acts of public enemies, federal or state laws, rules, and regulations of any governmental authorities having jurisdiction in the Leased Premises, beyond the control of either party. Force Majeure Event shall not include a delay, damage, or failure the cure of which may be effected by the expenditure of funds at then current market prices. Delays (in no event to exceed 210 days) due to a Force Majeure Event shall not be deemed to be a breach or failure to perform under this Lease. Neither Lessor nor Lessee shall be required against its will to adjust any labor or similar disputes except in accordance with applicable law.

     (M) The term "Lessor", as used in the Lease, so far as covenants or obligations, if any, on the part of Lessor are concerned, shall be limited to mean and include only the owner or owners at the time in question of the fee of the Premises, and in the event of any transfer or transfers of the title to such fee, or any undivided portion thereof, (a) Lessor herein named (and in the case of any subsequent transfer or conveyance, the then grantor) shall be automatically freed, released, and relieved, from and after the date of such transfer or conveyance, of all liability as respects the performance of any covenants or obligations on the part of Lessor contained in this Lease thereafter to be performed to the extent assumed by the new owner; and (b) Lessee shall attorn to the new owner, provided the new owner shall attorn to Lessee. Notwithstanding any other provisions hereof, in the event of any breach or default by Lessor in any term or provision of this Lease, Lessee agrees to look solely to the equity or interest then owned by the then Lessor in the Leased Premises, but in no event shall any money judgement, deficiency, or otherwise, be sought, obtained, or enforced against Lessor personally.

     (N) This Lease having been negotiated fairly and fully by both parties, no presumption shall be created or intended against the drafter hereof.

ARTICLE 30.  REMEDIES

     NON-EXCLUSIVITY. Notwithstanding anything contained herein it is the intent of the parties that the rights and remedies contained herein shall not be exclusive but rather shall be cumulative along with all of the rights and remedies of the parties which they may have at law or equity, unless specifically limited herein.

ARTICLE 31.  HAZARDOUS MATERIALS INDEMNITY

     Lessee covenants, represents and warrants to Lessor, its successors and assigns, (i) that it has not used or knowingly permitted and will not use or permit the Leased Premises to be used, whether directly or through contractors, agents or tenants, and to Lessee's actual knowledge after commercially reasonable due inquiry and except as disclosed to Lessor in writing, the Leased Premises has not at any time been used (except in connection and only incidental to permitted uses hereunder and then only in compliance with applicable law, regulation, or ordinance) for the generating, transporting, treating, storage, manufacture, emission of, or disposal of any dangerous, toxic or hazardous pollutants, chemicals, wastes or substances as defined in the Federal Comprehensive Environmental Response Compensation and Liability Act of 1980 ("CERCLA"), the Federal Resource Conservation and Recovery Act of 1976 ("RCRA"), or any other federal, state or local environmental laws, statutes, regulations, requirements and ordinances ("Hazardous
Materials"); (ii) that to Lessee's actual knowledge, after commercially reasonable due inquiry, there have been no investigations or reports involving Lessee, or the Leased Premises by any governmental authority which in any way pertain to Hazardous Materials (iii) that the operation of the Leased Premises to the best of Lessee's knowledge, has not violated and is not currently violating any federal, state or local law, regulation, ordinance or requirement governing Hazardous Materials; (iv) that to Lessee's actual knowledge after commercially reasonable due inquiry, the Leased Premises is not listed in the United States Environmental Protection Agency's National Priorities List of Hazardous Waste Sites nor any other list, schedule, log, inventory or record of Hazardous Materials or hazardous waste sites, whether maintained by the United States Government or any state or local agency; and (v) that the Leased Premises will not contain any formaldehyde, urea or asbestos, except as may have been disclosed in writing to Lessor by Lessee at the time of execution and delivery of this Lease. Except due to any matter arising out of the acts or negligence of Lessor, its agents, employees, lenders, contractors, or invitees, Lessee agrees to indemnify and reimburse Lessor, its successors and assigns, for:

     (a)  any breach of these representations and
warranties, and

     (b) any loss, damage, expense or cost arising out of or incurred by Lessor which is the result of a breach of, misstatement of or misrepresentation of the above covenants, representations and warranties, and

     (c) any and all liability of any kind whatsoever which Lessor may, for any cause and at any time, sustain or incur by reason of Hazardous Materials discovered on the Leased Premises during the term hereof, or placed or released on the Leased Premises by Lessee;

together with all attorneys' fees, costs and disbursements incurred in connection with the defense of any action against Lessor arising out of the above. These covenants, representations and warranties shall be deemed continuing covenants, representations and warranties for the benefit of Lessor, and any successors and assigns of Lessor. The amount of all such indemnified loss, damage, expense or cost, shall bear interest thereon at the lesser of 15% or the highest rate of interest allowed by law and shall become immediately due and payable in full on demand of Lessor, its successors and assigns.

     Lessee's liability and obligations under this Section shall survive the expiration or any termination of this Lease for a period of two years from the expiration or termination of the Lease. Provided, however, that the foregoing shall not apply to any cause or action commenced or claim made prior to the end of said two year period.

ARTICLE 32.  ESCROWS

     Upon a default by Lessee which is uncured after the expiration of any applicable notice and cure period, or upon the request of Lessor's Mortgagee, if any, Lessee shall deposit with Lessor on the first day of each and every month, an amount equal to one-twelfth (1/12th) of the estimated annual real estate taxes, assessments and insurance (if the insurance is to be purchased by Lessor) ("Charges") due on the Leased Premises, or such higher amounts reasonably determined by Lessor as necessary to accumulate such amounts to enable Lessor to pay all charges due and owing at least thirty (30) days prior to the date such amounts are due and payable. From time to time out of such deposits Lessor will, upon the presentation to Lessor by Lessee of the bills therefor, pay the Charges or at Lessee's option, will upon presentation of receipted bills therefor, reimburse Lessee for such payments made by Lessee. In the event the deposits on hand shall not be sufficient to pay all of the estimated Charges when the same shall become due from time to time or the prior payments shall be less than the currently estimated monthly amounts, then Lessee shall pay to Lessor on demand any amount necessary to make up the deficiency. The excess of any such deposits shall be credited to subsequent payments to be made for such items. If a default or an event of default after the expiration of any applicable cure period, shall occur under the terms of this Lease, Lessor may, at its option, without being required so to do, apply any Deposit on hand to cure the default, in such order and manner as Lessor may elect.

ARTICLE 33.  NET LEASE

     Notwithstanding anything contained herein to the contrary it is the intent of the parties hereto that this Lease shall be a net lease and that the Rent defined pursuant to Article 4 should be a net Rent paid to Lessor.
Any and all other expenses relating to the Leased Premises including but not limited to, maintenance, repair, insurance, taxes, and assessments, shall be paid by Lessee, except those expenses for repair and maintenance caused by Lessor and not covered by applicable insurance.

ARTICLE 34.  OPTION TO PURCHASE

     Lessor, for itself, its successors and assigns, hereby gives and grants to Lessee the exclusive and irrevocable option (the "Option") to purchase the Leased Premises, subject to the following terms and conditions:

     (A) Duration of Option. The Option and all rights and privileges of Lessee hereunder shall be in force for the period commencing after the end of the first full Lease Year and continuing until the expiration of the Term or any on-going Renewal Term.

     (B) Manner of Exercising Option. A written notice in substantially the following form, addressed to Lessor and signed by Lessee and given, in accordance with the provisions of Article 29(A) hereof, within the period for exercising the Option, submitted with a bank cashier's check or money order payable to the order of Lessor in the amount of $15,000.00 (the "Deposit") shall be an effective exercise of the Option, to wit:

                             (date)

"We hereby exercise the Option to purchase the property on East Boulevard, Charlotte, North Carolina, pursuant to the option to purchase contained in that certain Net Lease
Agreement between us pertaining to said premises."

     (C) Terms of Sale if Option Exercised. Upon Lessee's exercise of the Option in accordance with the provisions of subparagraph (B) hereof, Lessor shall be obligated to sell and convey by recordable Limited Warranty Deed, good and marketable title to the Leased Premises subject only to the matters affecting title of record at the time Lessor acquired title to the Leased Premises and those matters which Lessee (or anyone claiming by, through, or under Lessee) has suffered, created, or negligently or knowingly permitted to accrue during the term hereof, and Lessee shall be obligated to purchase the Premises upon the following terms and conditions:

     (i) Price. The price "Purchase Price" at which Lessor shall sell and Lessee shall purchase the Leased Premises, if purchased during Lease Year Two or Three, shall be the then current annual Base Rent capitalized at the rate of Eight Percent (8%), e.g. (current annual Base Rent divided by 0.08), and if purchased during any Lease Year after Lease Year Three, the Purchase Price shall be the greater of: (a) the then current annual Base Rent capitalized at the rate of Nine Percent (9%), e.g. (current annual Base Rent divided by 0.09), or (b) the price paid by Lessor for its respective interest in the Leased Premises compounded at Five Percent (5%) per Lease Year of ownership, prorated for partial Lease Years through the date of Closing.

     (ii) Closing. Closing shall be forty-five (45) days after the Option is exercised, unless the parties mutually agree otherwise. The Purchase Price less credit for the Deposit shall be tendered in cash or other certified funds by Lessee at Closing.

     (iii) Evidence of Title. Not less than ten (10) days prior to closing, Lessor shall obtain a commitment for a ALTA Form B owner's policy of title insurance dated within ten (10) days of the closing date, issued by a nationally recognized title insurance company that issued Lessor's original owner's title policy, or if said title company shall be unavailable, such other nationally recognized title company approved by Lessee (the "Title Company") in the amount of the Purchase Price determined pursuant to subparagraph (C)(i) above, naming Lessee as the proposed insured, and covering the fee simple title to the Leased Premises, and showing Lessor vested with good title to the Leased Premises subject only to the matters affecting title which were of record at the time Lessor acquired title to the Leased Premises and those matters which Lessee (or anyone claiming by, through, or under Lessee) has suffered, created, or negligently or knowingly permitted to accrue during the term hereof, and shall contain such endorsements as were issued to Lessor upon its acquisition of the Leased Premises. Such title commitment shall be conclusive evidence of good title. If Lessee shall make objection to the marketability of title (as to other matters other than set forth above), Lessor shall have a reasonable time (not to exceed 120 days) within which to make title marketable, or to obtain title insurance over Lessee's objections as to marketability.

     (iv) Ancillary documents. Not less than 30 days after notice of Lessee's exercise of its Option to Purchase hereunder, Lessor at its cost and expense shall obtain and deliver to Lessee an updated (dated no more than 30 days prior to the Closing Date) ALTA survey of the Leased Premises attached hereto certified to Lessee and any one other party designated by Lessee. Lessor shall deliver at closing a FIRPTA Affidavit, standard form Seller's Affidavit reflecting facts known to Lessor, and such other documents reasonably required by the title company or Lessee to effect the transaction contemplated herein.

     (iv) Prorations. Lessor shall pay the cost of the aforesaid title policy and any and all state, county, and municipal taxes imposed by law on the transfer of the title to the Leased Premises, or the transaction pursuant to which such transfer occurs. Water, sewer and other utility charges, if any, which are not metered, driveway permit charges, if any, general real estate taxes, and other similar items, shall be adjusted ratably as of the Closing, except to the extent otherwise settled between the parties pursuant to other provisions of this Lease. No portion of the Base Rent paid by Lessee shall be credited toward the Purchase Price but Lessee shall be given a credit for rent prepaid for any period after the Closing.

     (v) Escrow Closing. At the election of Lessor or Lessee upon notice to the other party not less than five (5) days prior to the Closing, this sale shall be closed through an escrow with the Title Company, in accordance with the general provisions of the usual form of Escrow Agreement then is use by said company, with such special provisions inserted in the escrow agreement as may be required to conform with this agreement. Upon the creation of such an escrow, anything herein to the contrary notwithstanding, paying of the purchase price and delivery of the Deed shall be made through the escrow. The cost of the escrow shall be divided equally between the Lessor and Lessee. If for any reason other than Lessee's default, the transaction fails to close, the Deposit shall be returned to Lessee forthwith.

     (vi) Remedies on Default. If Lessee defaults under the provisions of this subparagraph 34(C), provided Lessor is not then in default under this Section, and provided that Lessor has first notified Lessee of such default and Lessee has failed to cure the same within ten (10) days after such notice, the first such time Lessee shall so default, Lessor's sole and exclusive remedy shall be the retention of
Lessee's Earnest Money of $15,000.   If Lessee shall
exercise this Option a second time, and again defaults under the provisions of this subparagraph 34(C), provided Lessor is not then in default under this Section, the second time Lessee shall so default, Lessor shall have the right to annul the provisions of this paragraph 34 by giving Lessee notice of such election, provided that Lessor has first notified Lessee of such default and Lessee has failed to cure the same within ten (10) days after such notice. Upon Lessor's notice of annulment in accordance herewith, the Deposit shall be forfeited and paid to Lessor as liquidated damages, which shall be Lessor's sole and exclusive remedy. If Lessor defaults under the provisions of this subparagraph 34(C) and fails to cure such default within ten (10) days after being notified of the same by Lessee, then in such event, (i) the Deposit at Lessee's election and immediately upon its demand shall be returned to Lessee, which return shall not, however, in any way release or absolve Lessor from its obligations hereunder and (ii) Lessee shall be entitled to all remedies (both legal and equitable) the law (both statutory and decisional) of the state in which the Leased Premises are situated provides without first having to tender the balance of the purchase price as a condition precedent thereof and without having to make any election of such remedies.

     (D) Effect of Option on Lease. If the Option is exercised, this Lease shall continue in full force and effect until the Closing hereinabove specified. If for any reason such Closing fails to occur, this Lease shall continue in full force and effect, except that if the provisions of this paragraph 34 are annulled by Lessor, in accordance with subparagraph 34(C)(vi), by reason of a default by Lessee, this Lease shall continue but without the provisions of this paragraph 34 being a part hereof.

ARTICLE 35.  MANDATORY OBLIGATION TO PURCHASE

     If Lessee shall discontinue business operations on the Leased Premises anytime during the first five Lease Years, subject to reasonable periods of closure for repair or remodeling or force majeure, or shall fail to meet the Store Level Net Income Test (defined below), Lessor has the option of selling the Leased Premises to Lessee and, if Lessor elects to exercise this option, Lessee shall purchase the Leased Premises from Lessor subject to the following terms and conditions:

     (A) The purchase price at which Lessor shall sell the Leased Premises to Lessee (or other third party if Lessee shall cause a third party to effect the purchase) should it elect to do so, shall be the price paid by Lessor.

     (B) At such time as Lessor shall elect to sell the Leased Premises, Lessor shall give Lessee written notice of its intent to exercise its option to sell the Leased Premises to Lessee. Provided Lessor complies with the terms of this Article 35, Lessee shall on or before One Hundred Eighty (180) days after the date of Lessor's notice of the exercise of its option to sell (the "Closing Date") deliver the purchase price in cash as set forth in subparagraph (A) of this Article to Lessor. Upon the Closing Date, Lessor shall deliver to Lessee a warranty deed and appropriate FIRPTA and Seller's Affidavits evidencing that Lessor transfers the Leased Premises to Lessee subject to covenants, conditions, agreements, restrictions, easements or other encumbrances upon title existing as of the date of delivery, if any, as of the date Lessor took title to the Leased Premises, and those matters suffered, created, caused, or negligently or knowingly permitted to accrue by Lessee (or anyone claiming by, through, or under Lessee). Rent shall be prorated as of the Closing Date, and except for pre-paid Rent, no portion of the Rent paid or payable by Lessee shall be credited against the purchase price. The purchase price shall be paid by Lessee in cash to Lessor concurrently with the conveyance of the Leased Premises by the Lessor to the Lessee. If the option is exercised, the Leased Premises shall be conveyed by the Lessor to the Lessee "As Is", except for matters caused by Lessor's (or anyone claiming by, through, or under Lessor) negligence or intentional misconduct.

     (C) Lessee shall be deemed to have failed the Store Level Net Income Test and trigger the Lessor's right to exercise this Mandatory Obligation to Purchase if Lessee's Store Level Net Income, after depreciation, amortization, and occupancy expenses allocable to Lessee's interest in the Leased Premises and Lessee Property, shall fall below three percent (3%) of the gross annual sales by Lessee from the Leased Premises for any of the first five Lease Years. Lessee shall provide evidence of Store Level Net Income by furnishing Lessor with internally prepared store level operating statements, pursuant to Article 26 hereof, certified as true and correct by an authorized officer of Lessee, to evidence the Leased Premises Store Level Net Income. Lessor shall have ten (10) business days after the provision of store level operating statements for the fifth Lease Year within which to exercise this Mandatory Obligation to Purchase, if Lessee shall have failed the Store Level Net Income Test.

     (D) Evidence of Title. Not less than ten (10) days prior to closing, Lessor shall obtain a commitment for a ALTA Form B owner's policy of title insurance dated within ten (10) days of the closing date, issued by a nationally recognized title insurance company that issued Lessor's original owner's title policy, or if said title company shall be unavailable, such other nationally recognized title company approved by Lessee (the "Title Company") in the amount of the Purchase Price determined pursuant to subparagraph (C)(i) above, naming Lessee as the proposed insured, and covering the fee simple title to the Leased Premises, and showing Lessor vested with good title to the Leased Premises subject only to the matters affecting title which were of record at the time Lessor acquired title to the Leased Premises and those matters which Lessee (or anyone claiming by, through, or under Lessee) has suffered, created, or negligently or knowingly permitted to accrue during the term hereof, and shall contain such endorsements as were issued to Lessor upon its acquisition of the Leased Premises. Such title commitment shall be conclusive evidence of good title. If Lessee shall make objection to the marketability of title (as to other matters other than set forth above), Lessor shall have a reasonable time (not to exceed 120 days) within which to make title marketable, or to obtain title insurance over Lessee's objections as to marketability.

     (E) Ancillary documents. Not less than 30 days prior to closing date, Lessor at its cost and expense shall obtain and deliver to Lessee an updated (dated within 45 days of the closing date) ALTA survey of the Leased Premises certified to Lessee and any one other party designated by Lessee. Lessor shall deliver at closing a FIRPTA Affidavit, standard form Seller's Affidavit reflecting facts known to Lessor, and such other documents reasonably required by the title company or Lessee to effect the transaction contemplated herein.

     (F) Prorations. Lessor shall pay the cost of the aforesaid title policy and any and all state, county, and municipal taxes imposed by law on the transfer of the title to the Leased Premises, or the transaction pursuant to which such transfer occurs, and any escrow fees. Water, sewer and other utility charges, if any, which are not metered, driveway permit charges, if any, general real estate taxes, and other similar items, shall be adjusted ratably as of the Closing, except to the extent otherwise settled between the parties pursuant to other provisions of this Lease. No portion of the Base Rent paid by Lessee shall be credited toward the Purchase Price but Lessee shall be given a credit for rent prepaid for any period after the Closing.

ARTICLE 36.  LETTER OF CREDIT

     (A) Lessee shall deliver to Lessor and maintain an irrevocable Letter of Credit in the form attached hereto as Exhibit D running in favor of Lessor issued by a bank reasonably approved by Lessor, in an amount equal to One and One-Half times the then current Annual Base Rent. The Letter of Credit shall be irrevocable for the term thereof and shall provide that it is automatically renewable for a period ending not earlier than sixty (60) days after the expiration of the term thereby demised without any action whatsoever on the part of the Lessor; provided that the issuing bank shall have the right not to renew said Letter of Credit on written notice to Lessor not less than sixty
(60) days prior to the expiration of the then current term thereof (it being understood, however, that the privilege of the issuing bank not to renew said Letter of Credit shall not, in any event, diminish the obligation of Lessee to maintain such irrevocable Letter of Credit with Lessor through the date which is sixty (60) days after the expiration of the term hereby demised.) If the issuing bank shall give notice of its intent not to renew the Letter of Credit, Lessee shall replace said Letter of Credit at least 30 days prior to the stated expiration of the existing Letter of Credit. Lessee's failure to so replace the Letter of Credit shall be an immediate event of default without notice and opportunity to cure, occasioning the right of Lessor or any or its successor's and assigns to draw down on the Letter of Credit in its entirety, notwithstanding anything in this Lease to the contrary.

     (B) The form and terms of the Letter of Credit (and the bank issuing the same) shall be substantially in the form attached as Exhibit D hereto and be acceptable to Lessor and shall operate vis-a-vis Lessee and Lessor, among other things, in effect that:

     (1) Lessor, or its then managing agent, shall have the right to draw down an amount (consistent with the terms set forth below respecting Lessor's successor's and assigns) up to the face amount of the Letter of Credit upon the presentation to the issuing bank of Lessor's (or Lessor's then managing agent's) statement that such amount is due to Lessor under the terms and conditions of this lease, it being understood that if Lessor or its managing agent be a corporation, partnership or other entity, then such statement shall be signed by an officer (if a corporation), a general partner (if a partnership), or any authorized party (if another entity);

     (2) The Letter of Credit will be honored by the issuing bank without inquiry as to the accuracy thereof and regardless of whether the Lessee disputes the content of such statement;

     (3) In the event of a transfer of Lessor's interest in the Leased Premises, Lessor shall have the right to transfer the Letter of Credit to the transferee and thereupon to the extent assumed by transferor, the Lessor shall, without any further agreement between the parties, be released by Lessee from all liability therefor, and it is agreed that the provisions hereof shall apply to every transfer or assignment of said Letter of Credit to a new Lessor. Upon a transfer of all or part of the Lessor's interest in the Leased Premises, within ten (10) days of Lessor's written request acoompanied by a copy of the written assumption, Lessee shall cause the Letter of Credit to be appropriately amended to reflect such transferee of Lessor's interest;

     (C) Lessor may draw down upon the Letter of Credit in whole or in part (as set forth below respecting partial draws by Lessor's successors and assigns) upon the occurrence of an event of default that Lessor believes in good faith remains uncured after the expiration of any applicable cure period. Should Lessor, due to a default under this Lease, including but not limited to this Article, draw down the entire Letter of Credit, Lessor shall hold the funds without interest and apply the same to cure any defaults of Lessee under this Lease. If after any application of said funds Lessor shall hold any such funds in an amount less than the face amount of the Letter of Credit, Lessee shall be obligated to immediately either increase the amount of funds so held by Lessor, replace the Letter of Credit and obtain a release of the funds held by Lessor, or be in default under this Lease. Lessor may co-mingle any funds held by it with any other funds of Lessor. Any cash funds held by Lessor in lieu of the Letter of Credit shall be released to Lessee upon presentation of a substitute Letter of Credit in the appropriate amount, upon satisfaction of the terms of release of the Letter of Credit otherwise set forth herein below, or, if no uncured default exists, at the termination of this Lease. If Lessor shall fail or refuse after written notice and five (5) business days opportunity to cure, to release the Letter of Credit or any funds held by Lessor and not properly applied by Lessor to cure any defaults of Lessee, such funds shall bear interest at the rate of 15% per annum until released to Lessee and Lessor shall incur a late charge of 5% of the amount improperly held. In addition, if Lessor shall fail or refuse to return such funds in violation hereof, Lessee shall be entitled to a right of offset against future Rent due and owing, as well as any other remedy available at law or equity.

     (D) Lessee further covenants that it will not assign or encumber said Letter of Credit or any part thereof and that neither Lessor or its successor or assigns will be bound by any such assignment, encumbrance, attempted assignment, or attempted encumbrance.

     (E) Without limiting the generality of the foregoing, if the Letter of Credit expires earlier than thirty (30) days after the expiration of the term of this Lease, or the issuing Bank notifies Lessor that it shall not renew the Letter of Credit, Lessor will accept a renewal or substitute Letter of Credit (such renewal or substitute Letter of Credit to be in effect no later than thirty (30) days prior to the expiration of the expiring Letter of Credit), irrevocable and automatically renewable and on the same terms as set forth above. However, if (i) the Letter of Credit is not timely renewed or a substitute Letter of Credit is not timely received, or (ii) Lessee fails to maintain the Letter of Credit in the amount and on the terms set forth herein, Lessee, at least thirty days prior to the expiration of the current Letter of Credit, or immediately (except where provided herein to the contrary) upon its failure to comply with each and every term of this Article, must deposit with Lessor cash security in the amount of the required Letter of Credit, to be held by Lessor in accordance herewith.

     (F) The Letter of Credit shall be released by Lessor and Lessee's requirement to maintain such Letter of Credit shall cease upon the following conditions:

     After the end of the eighteenth (18th) full month from the beginning of the first full Lease Year, the Letter of Credit hereunder shall be released by Lessor based upon the following conditions being satisfied concurrently:

     Lessee evidencing an annual net income and equity position corresponding to its most recent fiscal year period then ended, greater than $1,500,000 and $25,000,000, respectively. For purposes of the foregoing, net income would be defined as the net income figure reported on Lessee's annual audited financial statements, after all applicable taxes and before all positive extraordinary accounting items ("Net Income"). For purposes of the foregoing, equity would be defined as the difference between the Lessee's total assets and total liabilities as reported on Lessee's annual audited financial statements ("Equity").

     Evidence of Lessee's Net Income and Equity shall be deemed satisfactory only if and when provided via audited financial statements for the most recent fiscal year period prepared by KPMG Peat Marwick or a nationally recognized accounting firm reasonably acceptable to Lessor. Under no condition will Lessor release the Letter of Credit if the Leased Premises did not generate a store level net income, after depreciation, amortization and all occupancy expenses for such Leased Premises, of at least five percent (5.0%) of the gross annual sales by Lessee from the Leased Premises for the same most recent fiscal year period and/or such Leased Premises had not been in operation for the entire twelve calendar month period reflected in the audited financial statements. Lessee shall furnish Lessor with internally prepared store level financial statements, certified as true and correct by an authorized officer of Lessee, to evidence the Leased Premises store level net income and length of operating history. Additionally, if Lessee shall request the release of the Letter of Credit more than two (2) calendar months after the end of the fiscal year results reviewed above, Lessee shall furnish Lessor with internally prepared financial statements for both the Lessee and the Leased Premises, certified as true and correct by an authorized officer of Lessee, evidencing no material adverse change in both the Lessee's financial condition and the Leased Premises's annualized gross sales by Lessee and store level net income from the end of such fiscal year.

     Lessor shall have ten (10) business days to either object to the request for release of the Letter of Credit, citing specific failure(s) to meet the above contingencies to release, or if Lessor shall make no objection in writing to Lessee within said ten day period, the Letter of Credit shall be released. Upon such release, this Lease shall be deemed amended so as to delete this Article in its entirety.

     Provided Lessee is not in default hereunder, Lessor shall release the Letter of Credit at the expiration of the term hereof and return the original Letter of Credit within ten (10) days from the end of the term hereof.

     (G) Notwithstanding the foregoing, if the Lessor herein named on the first page of the Lease transfers or conveys its entire interest (or conveys any partial interest where original Lessor is no longer the managing agent for the New Lessor entity) in the Leased Premises to a new Lessor (hereinafter "New Lessor"), such New Lessor (or any successor Lessor as to all or any part of New Lessor's interest in the Leased Premises) shall only be entitled to draw an amount under the Letter of Credit that New Lessor reasonably believes necessary for purposes of curing a Lessee default that extends beyond all applicable notice and cure periods.

     IN WITNESS WHEREOF, Lessor and Lessee have respectively signed and sealed this Lease as of the day and year first above written.

                                       LESSEE:  Caribou Coffee Company, Inc.
Witness: /s/ Kelly Christianson        By:  /s/ John Puckett
             Kelly Christianson         Its: CEO
             Print Name

         /s/ Michael Fedderon
             Michael Fedderon
             Print Name





STATE OF            )
                    )SS.
COUNTY OF           )

     The foregoing instrument was acknowledged before me this 31st day of July, 1997, by John Puckett, as CEO of Caribou Coffee Company, Inc. on behalf of said corporation.

/s/ Judith A Thufteda;             [notary seal]
    Notary Public

                    LESSOR: AEI INCOME & GROWTH FUND XXI LIMITED PARTNERSHIP, a Minnesota limited partnership

                              By: AEI FUND MANAGEMENT XXI,INC., a
                              Minnesota corporation
    Witness

/s/ Barbara J Kochevar        By:/s/ Robert P Johnson
    Barbara J Kochevar               Robert P. Johnson,President
    Print Name







STATE OF MINNESOTA  )
                              )SS.
COUNTY OF RAMSEY    )

     The foregoing instrument was acknowledged before me the 31st day of July, 1997, by Robert P. Johnson, the President of AEI Fund Management XXI, Inc., a Minnesota corporation, corporate general partner of AEI Income & Growth Fund XXI Limited Partnership, on behalf of said limited partnership.

                          /s/ Michael B Daugherty
                              Notary Public

                    LESSOR: AEI INSTITUTIONAL NET LEASE FUND '93 LIMITED PARTNERSHIP, a
                              Minnesota limited partnership

                              By: AEI FUND MANAGEMENT XVIII, INC., a
                              Minnesota corporation
    Witness
/s/ Barbara J Kochevar        By:/s/ Robert P Johnson
    Barbara J Kochevar               Robert P. Johnson,President
    Print Name




STATE OF MINNESOTA  )
                              )SS.
COUNTY OF RAMSEY    )

     The foregoing instrument was acknowledged before me the 31st day of July, 1997, by Robert P. Johnson, the President of AEI Fund Management XVIII, Inc., a Minnesota corporation, corporate general partner of AEI Institutional Net Lease Fund'93 Limited Partnership, on behalf of said limited partnership.

                             /s/ Michael B Daugherty
                                 Notary Public





                        Exhibit A

                    Legal Description

Being all of Lots 1,2,and 3, Garden Terrace Subdivision, as shown on plat recorded in Book of Maps 332, Page 339, Mecklenburg County Registry, North Carolina.